EXHIBIT 10.7


                            JOURNAL REGISTER COMPANY
                      EXECUTIVE INCENTIVE COMPENSATION PLAN



PURPOSE OF THE PLAN

         The Executive Incentive Compensation Plan (the "Plan") has been established to support Journal Register Company's (the "Company") objective of being a leader in the newspaper industry, and a company that stresses high quality products and services, superior customer service, and a good return on its stockholders' investment. The Plan provides quarterly and/or annual incentive awards to certain executive officers of the Company, contingent upon the financial performance of the Company, to motivate individual and corporate performance that will inure to the benefit of the Company's stockholders.

         The Plan, as it applies to the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO"), is intended to comply with Section 162(m) of the Internal Revenue Code. Any Plan provision, which is determined to be in conflict with the Code section, shall be null and void.

PLAN ADMINISTRATION

         The Compensation Committee of the Board of Directors administers the Plan. The Compensation Committee establishes the performance goals which must be met before awards are payable under the Plan, administers the Plan in accordance with terms and conditions of the Plan, and certifies, prior to payment of any awards, that the performance goals for which awards are payable were, in fact, met.

EFFECTIVE DATE

         The Plan applies to the Company's fiscal quarters and fiscal year.

ELIGIBILITY

         The Chairman, President and CEO, the Executive Vice President and CFO, and executives in comparable positions with the Company are eligible to participate in the Plan.

         To be eligible to receive an incentive award during any given fiscal year, a participant must be in an eligible position during that fiscal year and remain in an eligible position until the date the awards for that fiscal year are paid.

         Participants who assume an eligible position after the beginning of a fiscal year will be eligible to participate in the Plan during that year. Their Individual Incentive Target will be pro-rated; however, to reflect the actual number of days in that position during the year versus the total number of available work days in the year. Participants who leave the Company, either on a voluntary or involuntary basis, prior to the date awards are paid will cease to be eligible to participate in the Plan on the effective date of their termination of employment.

CALCULATION OF AWARDS

         Each eligible participant is assigned an Individual Incentive Target for the purpose of calculating awards under the Plan. The targets are based in part on the participant's base compensation rate. The Individual Incentive Target represents the amount a participant would receive as an award under the Plan for the quarter or year if all the Company financial performance goals were met. The actual award amount may be higher or lower than this amount depending on actual Company financial performance during the quarter or year for which the award is calculated. For the purposes of the Plan, the base compensation rate of the CEO and CFO may not be increased after the Compensation Committee has established the Individual Incentive Target for that particular fiscal year.


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         Company financial performance is measured by comparing actual financial results for a given quarter or year against the financial performance goals established by the Compensation Committee prior to the beginning of that fiscal quarter or year. Such goals shall not change, as this Plan applies to the CEO and CFO. The specific financial elements used in this comparison are one or more of the following: Revenue Growth; EBITDA; and Earnings Per Share. The Compensation Committee authorizes the payment of incentive awards immediately before, or as soon as practicable following the end of each quarter or year and certifies that the performance targets for which incentives are payable have been met.

         The award level based on Company financial performance may range from 0% to 200% depending on actual results. For participants other than the CEO and CFO, after the award level is calculated, the Compensation Committee and the CEO subjectively evaluate such participant's contribution to the Company's performance and the award may be adjusted upward or downward as a result provided however, in no event shall a participant's award be more than 200% of the applicable Individual Incentive Target. The Compensation Committee reserves the right to reduce the level of incentives payable for all participants, at their sole discretion.

AWARD PAYMENTS

         Awards shall be paid immediately before, or as soon as practicable following, the end of the fiscal quarter or year for which awards are payable.

OTHER INFORMATION

         The establishment of the Plan, the payment of any award, or any action of the Compensation Committee in connection with the Plan shall not be held or construed to confer upon any participant any legal right to be continued in the employ of the Company.

         Any decision made or action taken by the Compensation Committee in connection with the construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of the Compensation Committee and shall be conclusive and binding upon all persons.

         The Plan may be terminated, suspended, withdrawn, amended or modified in whole or in part at any time. No member of the Board of Directors or Compensation Committee shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, officer, agent or participant, except in circumstances involving bad faith, for anything done or omitted to be done by himself/herself.